UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _1__)*
SSR Mining Inc
(Name of Issuer)
American Depositary Receipt (ADR)
(Title of Class of Securities)
C8509Q108
(CUSIP Number)
December 30, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[x]  Rule 13d-1(b)

	[_]  Rule 13d-1(c)

	[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SCHEDULE 13G
CUSIP
No.
C8509Q108

1
Names of Reporting Persons

AustralianSuper Pty Ltd
2
Check the appropriate box if a member of a Group (see instructions)

(a)  [ ]
(b)  [ ]
3
Sec Use Only


4
Citizenship or Place of Organization

Australia
Number of
Shares
Beneficiall
y Owned by
Each
Reporting
Person
With:

5
  Sole Voting Power


  9,660,340 ADRs

6
  Shared Voting Power


  0

7
  Sole Dispositive Power


  0

8
  Shared Dispositive Power


  0
9
Aggregate Amount Beneficially Owned by Each Reporting Person

9,660,340 ADRs
10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]
11
Percent of class represented by amount in row (9)

4.68%
12
Type of Reporting Person (See Instructions)

FI


Item 1.
(a)	Name of Issuer: SSR Mining Inc
(b)	Address of Issuer?s Principal Executive Offices:

Suite 800, 7001 E, Belleview Ave
Denver, Colorado 80237
United States
Item 2.
(a)	Name of Person Filing:  AustralianSuper Pty Ltd
(b)	Address of Principal Business Office or, if None, Residence:

Level 30, 130 Lonsdale Street
Melbourne Victoria 3000
Australia
(c)	Citizenship:	Australia
(d)	Title and Class of Securities:	American Depositary Receipt
(ADR)
(e)	CUSIP No.:	C8509Q108
Item 3. 	If this statement is filed pursuant to ss 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:
(a)	[_]	Broker or dealer registered under Section 15 of the
Act;
(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;
(c)	[_]	Insurance company as defined in Section 3(a)(19) of the
Act;
(d)	[_]	Investment company registered under Section 8 of the
Investment Company Act of 1940;
(e)	[_]	An investment adviser in accordance with Rule 13d-
1(b)(1)(ii)(E);
(f)	[_]	An employee benefit plan or endowment fund in
accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[_]	A parent holding company or control person in
accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[_]	A savings associations as defined in Section 3(b) of
the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[_]	A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the
Investment Company Act of 1940;
(j)	[x]	A non-U.S. institution in accordance with Rule 240.13d-
1(b)(1)(ii)(J);
(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with
Rule 240.13d-1(b)(1)(ii)(J), please specify the type of
institution: ____
Item 4.	Ownership
(a)	Amount Beneficially Owned:  	 9,660,340 ADRs
 (b)	Percent of Class:  4.68%
 (c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote:  9,660,340 ADRs
	(ii)	Shared power to vote or to direct the vote: 0
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of:
0
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
beneficial owner of more than five percent of the class of
securities, check the following [    ].
Item 6.	Ownership of more than Five Percent on Behalf of Another
Person.  Not applicable
Item 7.	Identification and classification of the subsidiary which
acquired the security being reported on by the parent holding company or control person.  Not applicable
Item 8.	Identification and classification of members of the group.
Not applicable
Item 9.	Notice of Dissolution of Group.  Not applicable
Item 10.	Certifications.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Signature	Andrew Lazar
Name 		Andrew Lazar

Duly authorized under Power of Attorney effective as of 7 October
2019, by and on behalf of AustralianSuper Pty Ltd as trustee of AustralianSuper*


* The power of attorney is incorporated herein by reference to the
Schedule 13G in relation to File Number 005-93939 filed by AustralianSuper on February 10, 2023.



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